EXHIBIT 99.2

EXCO Resources, Inc.
12377 Merit Drive, Suite 1700, LB 82, Dallas, Texas 75251
(214) 368-2084 FAX (214) 368-2087

EXCO RESOURCES ANNOUNCES THE COMPLETION OF

THE SALE OF ITS CANADIAN SUBSIDIARY

DALLAS, TEXAS, February 10, 2005…EXCO Resources, Inc. (EXCO) today announced the completion of the sale of Addison Energy Inc., EXCO’s Calgary-based operating subsidiary, to NAL Oil and Gas Trust for an aggregate pre-tax cash purchase price of Cdn $553.3 million (U.S. $443.4 million as of February 9, 2005), subject to adjustment for repayment of outstanding indebtedness and other adjustments. The consideration paid at closing is subject to certain post-closing adjustments.

According to Douglas H. Miller, EXCO’s Chairman and Chief Executive Officer, “The completion of the sale of Addison is a win-win situation for EXCO and NAL. We can now focus our resources and capital on our core U.S. properties as well as future acquisition and development opportunities and NAL is taking over the reigns of a thriving organization. We appreciate everyone’s efforts, especially those of Addison’s management team and employees, in making the completion of this sale such a success.”

EXCO Resources, Inc. is a privately-held oil and gas acquisition, exploitation, development and production company headquartered in Dallas, Texas with principal operations in Texas, Louisiana, Colorado, Ohio, Pennsylvania, and West Virginia.

Additional information about EXCO Resources, Inc. may be obtained by contacting the Company’s President, Ted Eubank, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084.

This release may contain forward-looking statements relating to the sale of Addison Energy Inc. Business plans may change as circumstances warrant. Actual results may differ materially from those predicted as a result of factors over which EXCO has no control. Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, which include words such as “expects”, “anticipates”, “intends”, “plans”, “could”, “might”, “believes”, “seeks”, “estimates” or similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future actions, which may be provided by EXCO’s management, are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to various risks, uncertainties and assumptions about EXCO, economic and market factors and the industries in which EXCO does business, among other things. These statements are not guarantees of future performance and EXCO undertakes no specific obligation or intention to update these statements after the date of this release.

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